Exhibit 99.1

Coldwater Creek Announces First Quarter 2010 Results

First Quarter Diluted EPS of $0.03

Sandpoint, Idaho, June 2, 2010 — Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three-month period ended May 1, 2010.

First Quarter 2010 Operating Results

•                  Net sales were $243.1 million, compared with $228.4 million in the fiscal 2009 first quarter. Sales from the retail segment, which includes the Company’s premium retail stores, outlet stores and day spa locations, were $176.0 million versus $170.7 million in the fiscal 2009 first quarter. Comparable premium store sales increased 1.0 percent in the first quarter versus the first quarter of fiscal 2009.  Direct sales (phone and internet) increased 16.3% to $67.1 million from $57.7 million in the same period last year.

•                  Gross profit was $90.9 million, or 37.4 percent of net sales, compared with $71.1 million, or 31.1 percent of net sales, for the fiscal 2009 first quarter. The 630 basis point increase in gross profit margin was primarily due to an increase in merchandise margin and to a lesser extent leverage of occupancy expenses resulting from higher sales.

•                  Selling, general and administrative expenses (“SG&A”) were $86.5 million, or 35.6 percent of net sales, compared with $82.7 million, or 36.2 percent of net sales, for the fiscal 2009 first quarter. The increase in SG&A was driven by higher marketing expense and employee related costs as compared with the first quarter last year.  SG&A as a percent of sales improved by 60 basis points year-over-year.

•                  Net income for the three-month period was $2.3 million, or $0.03 per diluted share, compared with a net loss of $7.6 million, or $0.08 per share, for the three-month period ended May 2, 2009.

“We are pleased with the improvement in our first quarter results, which began to benefit from the steps we are taking to reposition the company for profitable growth,” stated Dennis Pence, President and Chief Executive Officer of Coldwater Creek.  “During the quarter, our realigned price points and improved sale strategy led to increases in average unit retail and merchandise margin. In addition, we experienced strong sales growth in our Ecommerce business as a result of favorable customer response to our website enhancements. This, combined with our continued focus on expense controls, contributed to a meaningful expansion in our operating margin during the quarter.”

“As we look ahead, we plan to build upon the strategies that led to our improved first quarter results; however, we remain intently focused on aligning our inventory with our expected sales trends,” Mr. Pence continued. “As planned, during the second quarter, we will aggressively work to reduce our inventory levels, which will pressure realized margins. In addition, we remain cautious as the early response to our summer collection has been softer than expected and will likely put additional pressure on our second quarter margins. However, we continue to believe we are on track to achieve our original earnings expectations for the year.”

Balance Sheet

At May 1, 2010, cash totaled $61.2 million, as compared with $74.9 million in cash at May 2, 2009.  Premium retail store inventory per square foot, including retail inventory in the distribution center, increased by approximately 16 percent over historically low inventory levels at the end of the first quarter of fiscal 2009, representing a 1% decrease on a two-year basis. Working capital increased by $21.2 million to $109.9 million at May 1, 2010, from $88.7 million at May 2, 2009.

Store Openings

The Company opened four new premium retail stores and closed one premium retail store and one outlet store during the three-month period ended May 1, 2010, ending the quarter with 359 premium retail stores.  The Company plans to open approximately 20 new retail stores in fiscal 2010.

Outlook

The Company expects to report a loss in the second quarter of fiscal 2010; however, it expects an improvement over the $0.05 loss per share in the second quarter of fiscal 2009. This assumes a mid-single digit year-over-year percentage increase in total net sales.  For fiscal 2010, the company continues to expect that it will report earnings per share of between $0.08 and $0.12, with the majority of the earnings growth coming in the second half of the year. This compares to a fiscal 2009 loss per share of $0.61, which included charges of approximately $0.33 per share related to the income tax valuation allowance, separation agreement expenses, and non-cash asset impairment charges.

Conference Call Information

Coldwater Creek will host a conference call on Wednesday, June 2nd, 2010, at 4:30 p.m. (Eastern) to discuss fiscal 2010 first quarter results. To listen to the live Web cast, log on to
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=92631&eventID=3104560. Also, a link to the live Web cast of the call is provided in the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com/. The call will be archived from approximately one hour after the conference call until Wednesday June 16, 2010. The replay can be accessed by dialing (877)660-6853 and providing account number 3055 and conference ID 350927. A replay and transcript of the call will also be available in the investor relations section of the Company’s Web site.

Founded in 1984, and headquartered in Sandpoint, Idaho, Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories. The company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our expected financial results for the second Fiscal quarter and for Fiscal 2010, as well as our plans to reduce inventory levels and open new retail stores. These statements are based on management’s current expectations and are subject to a number of uncertainties, risks and assumptions that may not fully materialize or may prove incorrect. As a result, our actual results may differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty predicting the effectiveness of promotional discounting, as well as the difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as the current macroeconomic conditions, high unemployment, continuing heavy promotional activity in the specialty retail marketplace, and competitive conditions and the possibility that because of lower than expected customer response, or because of competitive pricing pressures, we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  difficulties in forecasting consumer demand as a result of changing fashion trends and consumer preferences;

•                  the possibility that our sales and earnings projections will not be realized, due to changing business and economic conditions;

•                  our potential inability to recover the substantial fixed costs of our retail store base due to sluggish sales;

•                  our potential inability to continue to fund our operations solely with operating cash as a result of either lower sales or higher than anticipated costs, or both;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, including the potential inability of our vendors to finance production of the goods we order; risks related to our foreign sourcing strategy; and the possibility that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•                  the effect of volatile energy costs on various aspects of our business, including shipping, transportation, merchandise acquisition and consumer spending;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

•                  the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•                  unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls;

•                  the risk that the benefits expected from our strategic initiatives will not be achieved or may take longer to achieve than we expect;

and such other factors as are discussed in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations occurring after the date of this release.

Contact:

Lyn Walther, Divisional Vice President, Investor Relations

Phone: 208-265-7005

Web site:  www.coldwatercreek.com

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended
	May 1,	May 2,
	2010	2009
Statements of Operations:
Net sales	$243,086	$228,367
Cost of sales	152,181	157,267
Gross profit	90,905	71,100
Selling, general and administrative expenses	86,454	82,712
Income (Loss) from operations	4,451	(11,612)
Interest, net, and other	(247)	(159)
Income (Loss) before income taxes	4,204	(11,771)
Income tax provision (benefit)	1,882	(4,209)
Net income (loss)	$2,322	$(7,562)
Net income (loss) per share - Basic	$0.03	$(0.08)
Weighted average shares outstanding - Basic	92,200	91,287
Net income (loss) per share - Diluted	$0.03	$(0.08)
Weighted average shares outstanding - Diluted	92,770	91,287

Supplemental Data:

	Three Months Ended
	May 1,	May 2,
	2010	2009
Operating Statistics:
Catalogs mailed	24,823	18,885
Premium retail store count	359	351
Spa store count	9	9
Outlet store count	35	37
Premium retail store square footage	2,120	2,074

	Three Months Ended
	May 1,	May 2,
	2010	2009
Segment Net Sales:
Retail	$176,010	$170,710
Direct	67,076	57,657
Total	$243,086	$228,367

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

	May 1,	January 30,	May 2,
	2010	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$61,209	$84,650	$74,874
Receivables	13,946	5,977	14,295
Inventories	172,004	161,546	130,141
Prepaid and other	18,630	9,385	19,193
Income taxes recoverable	10,208	12,074	18,166
Prepaid and deferred marketing costs	6,627	5,867	7,427
Deferred income taxes	6,938	6,938	10,109

Total current assets	289,562	286,437	274,205

Property and equipment, net	287,674	295,012	331,839
Deferred income taxes	—	—	14,461
Restricted cash	890	890	1,776
Other	1,465	1,184	1,510

Total assets	$579,591	$583,523	$623,791

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$96,709	$99,234	$106,075
Accrued liabilities	77,971	83,103	74,782
Current deferred marketing fees and revenue sharing	4,961	5,215	4,674

Total current liabilities	179,641	187,552	185,531

Deferred rents	125,885	125,337	134,817
Capital lease and other financing obligations	11,738	11,454	12,866
Supplemental Employee Retirement Plan	9,377	9,202	7,905
Deferred marketing fees and revenue sharing	6,777	7,149	5,005
Deferred income taxes	6,621	6,621	—
Other	661	647	1,069

Total liabilities	340,700	347,962	347,193

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 92,223,017; 92,163,597; and 91,344,682; shares issued, respectively	922	922	913
Additional paid-in capital	125,144	124,148	117,510
Accumulated other comprehensive loss	(361)	(373)	(1,259)
Retained earnings	113,186	110,864	159,434

Total stockholders’ equity	238,891	235,561	276,598

Total liabilities and stockholders’ equity	$579,591	$583,523	$623,791

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended
	May 1,	May 2,
	2010	2009
OPERATING ACTIVITIES:
Net income (loss)	$2,322	$(7,562)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	15,609	15,732
Stock-based compensation expense	858	1,380
Supplemental Employee Retirement Plan expense	187	323
Deferred income taxes	—	(679)
Net loss on asset dispositions and impairments	83	46
Other	(1)	3
Net change in current assets and liabilities:
Receivables	(7,969)	1,696
Inventories	(10,458)	5,235
Prepaid and other and income taxes recoverable	(6,630)	(12,343)
Prepaid and deferred marketing costs	(760)	(2,066)
Accounts payable	(3,259)	11,755
Accrued liabilities	(5,416)	(7,932)
Change in deferred marketing fees and revenue sharing	(626)	(1,062)
Change in deferred rents	958	(2,193)
Other changes in non-current assets and liabilities	(484)	(124)
Net cash (used in) provided by operating activities	(15,586)	2,209

INVESTING ACTIVITIES:
Purchase of property and equipment	(7,405)	(7,735)
Proceeds from asset dispositions	4	—
Net cash used in investing activities	(7,401)	(7,735)

FINANCING ACTIVITIES:
Net proceeds from exercises of stock options and ESPP purchases	192	204
Payments on capital lease and other financing obligations	(590)	(416)
Tax witholding payments	(56)	—
Credit facility financing costs	—	(618)
Net cash used in financing activities	(454)	(830)

Net decrease in cash and cash equivalents	(23,441)	(6,356)
Cash and cash equivalents, beginning	84,650	81,230

Cash and cash equivalents, ending	$61,209	$74,874